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                 ASSUMPTION AGREEMENT (this "Agreement"), dated as of November
21, 1996, between Liquidity Financial Group, L.P., a California limited partnership ("LFG"), and Krescent Partners L.L.C., a Delaware limited liability company (the "LLC").


                              W I T N E S S E T H:


                 WHEREAS, LFG and The Krupp Corporation, a Massachusetts corporation (the "Corporation"), entered into a Letter Agreement, dated as of June 27, 1996 and amended as of October 8, 1996 (the "Letter Agreement"), pursuant to which LFG and its Affiliates (as defined therein) agreed to certain restrictions in exchange for current lists (the "Lists") of the names and addresses of the holders of the units of Investor Limited Partnership Interest (or assignee interests therein or depositary certificates representing such units) (the "Units") in various real estate limited partnerships sponsored and/or managed by The Krupp Corporation, a Massachusetts corporation; and

                 WHEREAS, the LLC (i) has retained or will retain Liquidity Financial Advisors, Inc., an affiliate of LFG, as its financial advisor and
(ii) desires to use the Lists for purposes consistent with the terms of the Letter Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the LLC agrees as follows:

                 (a) The LLC hereby agrees to become bound by the Letter Agreement to the extent LFG is so bound as if the LLC had executed the Letter Agreement as of June 27, 1996, and amended as of October 8, 1996; provided, however, the LLC shall only have liability with respect to its actions or inactions under the Letter Agreement and shall not be liable for any breach of any representation, warranty or covenant by LFG or any other party to the Letter Agreement.

                 (b) The LLC shall not be bound by the Letter Agreement to the extent that any of the obligations and liabilities of LFG under the Letter Agreement are expanded, broadened, increased or enlarged.

                 (c) Nothing contained herein shall require the LLC to pay, perform or discharge any liabilities or obligations expressly assumed hereunder so long as the LLC shall in good faith contest or cause to be contested the amount or validity thereof.





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                 IN WITNESS WHEREOF, LFG and the LLC have caused this Agreement to be duly executed as of the date first written above.


                                        KRESCENT PARTNERS L.L.C.


                                        By:      AP-GP Prom Partners, Inc.,
                                                 its managing member


                                                 By:      /s/ Richard Mack
                                                         ---------------------
                                                         Name:  Richard Mack
                                                         Title: Vice President



                                        LIQUIDITY FINANCIAL GROUP, L.P.

                                        By:      Liquidity Financial
                                                 Corporation, its general
                                                 partner


                                                 By:   /s/ Brent Donaldson
                                                      ------------------------
                                                         Name:  Brent Donaldson
                                                         Title: President